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                               DRUG EMPORIUM, INC.
                        COMPUTATION OF EARNINGS PER SHARE

                                 - Exhibit 11 -

                                                      Three Months Ended               Six Months Ended
                                                   August 31,    August 26,          August 31, August 26,
                                                     1996          1995                 1996       1995
                                                  ----------     ----------          ---------- ----------
                                                                           (Unaudited)
                                                           (In thousands, except per share data)

Primary:
   Weighted average number of
   common shares outstanding..................    13,184        13,183              13,184         13,181

   Net effect of dilutive stock
   options -- based on treasury
   stock method using estimated
   average market price.......................       (a)           (a)                 (a)            (a)
                                                 ------        ------              ------         ------
   Weighted average common and
   common equivalent shares...................    13,184        13,183              13,184         13,181
                                                  ======        ======              ======         ======
   Net income ................................      $250          $466                $751           $955
                                                    ====          ====                ====           ====
   Net income per common and com-
   mon equivalent share.......................     $0.02         $0.03               $0.06          $0.07
                                                   =====         =====               =====          =====

Fully Diluted:
   Weighted average number of
   common shares outstanding..................    13,184        13,183              13,184         13,181

   Net effect of dilutive stock
   options -- based on treasury
   stock method using closing
   market price...............................       (a)           (a)                 (a)            (a)
                                                 ------        ------              ------         ------
   Fully diluted shares.......................    13,184        13,183              13,184         13,181
                                                  ======        ======              ======         ======
   Net income ................................      $250          $466                $751           $955
                                                    ====          ====                ====           ====
   Net income per common share
   assuming full dilution.....................     $0.02         $0.03               $0.06          $0.07
                                                   =====         =====               =====          =====


(a) Excluded as amounts are antidilutive.

                                       11
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